SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934

Filed by the Registrant                       [ X ]
Filed by a Party other than the Registrant    [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
       Section 240.14a-12

                    Devon Energy Corporation
        ________________________________________________
        (Name of Registrant as Specified In Its Charter)

               Marian J. Moon, Corporate Secretary
           _________________________________________
           (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
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       or 14a-6(j)(2).
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       Exchange Act Rule 14a-6(i)(3).
[  ]   Fee computed on table below per Exchange Act Rules 14a-
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[  ]   Check box if any part of the fee is offset as provided
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
                    DEVON ENERGY CORPORATION

                  20 North Broadway, Suite 1500
                  Oklahoma City, OK  73102-8260

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

     The Annual Meeting of Stockholders of Devon Energy Corporation, a Delaware Corporation ("Devon" or the "Company") will be held in the Community Room (Mezzanine Floor), Bank of Oklahoma, Robinson Avenue at Robert S. Kerr, Oklahoma City, Oklahoma on June 11, 1996 at 1:00 p.m., local time, for the following purposes:

     1. To elect two directors for terms expiring in 1999;

     2. To ratify the appointment of KPMG Peat Marwick LLP, the U.S. member firm of KPMG (Klynveld Peat Marwick Goerdeler), as independent certified public accountants of Devon for 1996;

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on April 15, 1996, are entitled to notice of and to vote at the meeting. The accompanying proxy statement contains information regarding the matters to be considered at the meeting. For reasons outlined in the attached proxy statement, the Board of Directors recommends a vote "FOR" the matters being voted upon.

                            IMPORTANT

     YOUR PROXY IS IMPORTANT TO ASSURE A QUORUM AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE BE SURE THAT THE ENCLOSED PROXY IS PROPERLY COMPLETED, DATED, SIGNED AND RETURNED WITHOUT DELAY. PLEASE USE THE ENCLOSED RETURN ENVELOPE. IT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              Marian J. Moon
                              Corporate Secretary

Oklahoma City, Oklahoma
April 25, 1996

                    DEVON ENERGY CORPORATION



                         PROXY STATEMENT


                 ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON JUNE 11, 1996

                           THE COMPANY

     Devon is an independent energy company engaged primarily in oil and gas exploration, development and production, and in the acquisition of producing properties. The Company owns interests in 900 oil and gas properties in 10 states, with the majority being in New Mexico, Wyoming, Texas, Oklahoma, and Louisiana. At December 31, 1995, Devon's estimated proved reserves were 363.8 billion cubic feet of natural gas, 44.5 million barrels of oil and 9.5 million barrels of natural gas liquids, or 114.6 million barrels of oil equivalent of total proved reserves.

     During 1988 Devon expanded its capital base with its first issuance of common stock to the public and began a substantial expansion program. Management has utilized a two-pronged growth strategy of acquiring producing properties and engaging in controlled exploratory and development drilling activities. During the eight years ended December 31, 1995, Devon has drilled 605 wells, 581 of which were producers, and consummated 15 significant acquisitions. During this same period, capital costs incurred totalled $535 million and reserve additions, including revisions, were 159.1 million barrels of oil equivalent. These additions, minus production and property sales, resulted in a fourteen-fold increase in reserves during the eight-year period.

     Since September 29, 1988, Devon's common stock has been traded on the American Stock Exchange under the symbol "DVN". The Company's mailing address is 20 North Broadway, Suite 1500, Oklahoma City, OK 73102-8260. Its telephone number is 405/235-3611.

     All references in this proxy statement to Devon or the Company include its predecessors and subsidiary corporations.

                       GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Devon to be used at the annual meeting of stockholders (the "Meeting"). The Meeting will be held on the 11th day of June, 1996, and any adjournment thereof. At the Meeting the shareholders will (i) elect two directors for terms expiring in 1999 and (ii) ratify the appointment of KPMG Peat Marwick LLP as the Company's independent certified public accountants. The shareholders will also consider and vote upon such other business as may properly come before the Meeting or any adjournment thereof. This proxy statement is first being sent to the shareholders on or about April 25, 1996.

     The Board of Directors has established April 15, 1996, as the record date (the "Record Date") to determine stockholders entitled to notice of and to vote at the Meeting. At the close of business on the Record Date, 22,113,896 shares of $.10 par value common stock of the Company ("Common Stock") were outstanding. Each share is entitled to one vote. Devon's officers and directors own a total of 1,435,156 shares, or 6.5%, of Devon Common Stock, and intend to vote all of such shares in favor of the matters to be voted upon at the Meeting.

     Each proxy which is properly signed, dated and returned to the Company in time for the Meeting, and not revoked, will be voted in accordance with instructions contained therein. If no contrary instructions are given, proxies will be voted "FOR" the two director nominees and "FOR" the ratification of KPMG Peat Marwick LLP as independent certified public accountants. Proxies may be revoked at any time prior to their being exercised by delivering a written notice of revocation or a later dated proxy to the Secretary of the Company. In addition, a stockholder present at the Meeting may revoke his Proxy and vote in person.

     The office of the Company's Secretary appoints an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the Meeting. Election of each director at the Meeting and approval of the appointment of the Company's independent certified public accountants for 1996 will be by plurality vote.

     Neither the corporate law of the state of Oklahoma, the state in which Devon is incorporated, nor the Company's Certificate of Incorporation or Bylaws have any provisions regarding the treatment of abstentions and broker non-votes. It is the Company's policy (i) to count abstentions or broker non-votes for purposes of determining the presence of a quorum at the Meeting; (ii) to treat abstentions as votes not cast but to treat them as shares represented at the Meeting for determining results on actions requiring a majority vote; and (iii) to consider neither abstentions nor broker non-votes in determining results of plurality votes.

     The cost of solicitation of proxies will be borne by the Company. Proxies may be solicited by mail or personally by directors, officers or regular employees of the Company, none of whom will receive additional compensation therefor. The Company has also retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $3,500, plus reimbursement of certain expenses. Those holding shares of the company's Common Stock of record for the benefit of others ("Nominee Holders") are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. The Company will reimburse Nominee Holders for their reasonable out-of-pocket expenses.


                  PRINCIPAL SECURITY OWNERSHIP

     The table below sets forth as of April 15, 1996, the names and addresses of each person known by management to own beneficially more than 5% of the Company's outstanding Common Stock, the number of shares beneficially owned by each such stockholder and the percentage of outstanding shares owned. The table also sets forth the number and percentage of outstanding shares of Common Stock beneficially owned by the Company's Chief Executive Officer ("CEO"), each of the Company's directors, the four most highly compensated executive officers other than the CEO and by all officers and directors of the Company as a group.

                                                Common Stock
Name and Address of                     Number of       Percent of
Beneficial Owner                          Shares          Class
- ----------------------                 -----------      ----------
Merrill Lynch & Co., Inc.              2,200,000 (1)        9.95%
World Financial Center, North Tower
250 Vesey Street
New York, New York  10281

Strong Capital Management, Inc.        1,728,400 (2)        7.82%
100 Heritage Reserve
Menomonee Falls, WI  53051

FMR Corp.                              1,480,800 (3)        6.70%
82 Devonshire Street
Boston, Massachusetts 02109

J. Larry Nichols*                        653,571 (4)        2.93%
Thomas F. Ferguson*                      450,100 (5)        2.04%
Michael E. Gellert*                      311,720 (6)        1.41%
H. R. Sanders, Jr.*                      130,026 (7)        0.58%
John W. Nichols*                         101,204            0.46%
H. Allen Turner                           83,485 (8)        0.38%
Darryl G. Smette                          78,600 (9)        0.35%
David M. Gavrin*                          76,180 (10)       0.34%
J. Michael Lacey                          73,665 (11)       0.33%

All directors and officers of Devon
  as a group (13 persons)              2,074,456 (12)       9.12%


* Director.  The business address of each director is 20 North
Broadway, Suite 1500, Oklahoma City, Oklahoma  73102-8260.


(1) Merrill Lynch & Co., Inc. ("ML&Co."), Merrill Lynch Group, Inc. ("ML Group") and Princeton Services, Inc. ("PSI") are parent holding companies. Merrill Lynch Asset Management, L.P. ("MLAM") is an investment adviser to Merrill Lynch Growth Fund for Investment and Retirement (the "Fund"), the beneficial owner of such shares. ML&Co., ML Group, PSI, MLAM and the Fund disclaim beneficial ownership of such shares.

(2) Strong Capital Management, Inc. ("SCM") is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. Mr. Richard Strong is Chairman of the Board of SCM and beneficially owns substantially all of its outstanding voting securities. SCM has been granted discretionary dispositive power over its clients' securities and in some instances has voting power over such securities. Any and all discretionary authority which has been delegated to SCM may be revoked in whole or in part at any time.

(3) FMR Corp. is a holding corporation. A wholly-owned subsidiary of FMR Corp., Fidelity Management and Research Company, beneficially owns 1,162,600 shares as a result of acting as investment adviser to several investment companies. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 318,200 shares.

(4) Includes 42,965 shares owned of record by Mr. Nichols as Trustee of a family trust, 78,624 shares owned by Mr. Nichols' wife, 12,570 shares owned by Mr. Nichols as trustee of his children's trusts as to which he exercises sole voting and investment power, 6,200 shares owned by Mr. Nichols' son, 6,000 shares owned by Mr. Nichols' daughter and 173,600 shares which are deemed beneficially owned pursuant to stock options held by Mr. Nichols.

(5) Includes 450,100 shares owned by Englewood, N.V. The ultimate parent of Englewood, N.V., Al-Futtooh Investments WLL, is owned equally by Sheikh Nasser Al-Sabah, Sheikha Salwa Al-Sabah and Sheikh Hamad Al-Sabah, who each share voting and investment power. Thomas F. Ferguson is Managing Director of Englewood N.V. and disclaims beneficial ownership of the shares attributable to Englewood N.V.

(6) Includes 309,149 shares owned by Windcrest Partners, a limited partnership, in which Mr. Gellert shares investment and voting power.

(7) Includes 126,800 shares which are deemed beneficially owned pursuant to stock options held by Mr. Sanders.

(8) Includes 82,500 shares which are deemed beneficially owned pursuant to stock options held by Mr. Turner.

(9) Includes 76,300 shares which are deemed beneficially owned pursuant to stock options held by Mr. Smette.

(10) Includes 3,757 shares owned of record by Mr. Gavrin as trustee of a family trust, 2,141 shares owned by Mr. Gavrin as co-trustee of the Mark Sandler 1987 Trust and 8,835 shares owned by Mr. Gavrin's wife.

(11) Includes 68,500 shares which are deemed beneficially owned pursuant to stock options held by Mr. Lacey.

(12) Includes 639,300 shares which are deemed beneficially owned pursuant to stock options held by officers.


                     ELECTION OF DIRECTORS

     Pursuant to provisions of the Company's Certificate of Incorporation and Bylaws, the Board of Directors has fixed the number of directors at six. The Company's Certificate of Incorporation and Bylaws provide for three classes of directors serving staggered three-year terms, with each class to be as nearly equal in number as possible. The Board of Directors has nominated Michael E. Gellert and H. R. Sanders, Jr. for re-election as directors for terms expiring at the 1999 annual meeting, and in each case until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. Both nominees are presently directors of the Company whose terms expire at the Meeting. Other directors who are remaining on the Board will continue in office in accordance with their previous elections until the expiration of their terms at the 1997 or 1998 annual meeting, as the case may be.

     The Board of Directors recommends a vote "FOR" each of the nominees for election to the Board of Directors.

     It is the intention of the persons named in the Proxy to vote Proxies "FOR" the election of the two nominees. In the event that either of the nominees should fail to stand for election, the persons named in the Proxy intend to vote for substitute nominees designated by the Board of Directors, unless the Board of Directors reduces the number of directors to be elected.


            INFORMATION ABOUT NOMINEES AND DIRECTORS

Nominees for Re-election as Directors For Terms Expiring in 1999

     Michael E. Gellert, age 64, has been a director of Devon since 1969 and is a member of the Compensation and Stock Option Committee. In addition to managing his personal investments and serving as a director of Devon, Mr. Gellert serves on the board of several other companies. These include Humana Inc., owners of managed health care facilities; Premier Parks, Inc., amusement parks operator; Seacor Holdings, Inc., owners and operators of marine equipment; and Regal Cinemas, Inc., owners and operators of multiplex motion picture theatres. Mr. Gellert is also a member of the Putnam Trust Company Advisory Board to The Bank of New York. He was associated with the Drexel Burnham Lambert Group and its predecessors for 31 years, including 13 years as a director, and served in various executive capacities for its wholly-owned subsidiary, Drexel Burnham Lambert Incorporated.

     H. R. Sanders, Jr., age 63, has been a Director and Executive Vice President of Devon since 1981. Prior to joining Devon, Mr. Sanders was associated with RepublicBank Dallas, N.A., serving from 1970 to 1981 as its Senior Vice President with direct responsibility for independent oil and gas producer and mining loans. Mr. Sanders is a member of the Independent Petroleum Association of America, Texas Independent Producers and Royalty Owners Association, Oklahoma Independent Petroleum Association and a past director of Triton Energy Corporation.

Directors Whose Terms Expire in 1998

     David M. Gavrin, age 61, a director of Devon since 1979, serves as the chair of the Compensation and Stock Option Committee. In addition to managing his personal investments, he serves as a director of several other companies as well as Devon. The companies for which Mr. Gavrin serves as a director include Heidemij, N.V., a worldwide environmental services company; New York Federal Savings Bank; United American Energy Corp., an independent power producer; and, Lectorum Publishing, Inc., a publisher and distributor of Spanish language books. In addition, Mr. Gavrin was associated with Drexel Burnham Lambert Incorporated for 14 years as First Vice President and was a General Partner of Windcrest Partners, an investment partnership, for 10 years.

     John W. Nichols, age 81, is the co-founder of Devon and has been Chair of the Board of Directors since the Company's inception in 1969. He is a Founding Partner and Oversight General Partner of Blackwood & Nichols Co. Blackwood & Nichols Co. continues to operate approximately 250 wells in the prolific Northeast Blanco Unit of the San Juan Basin in New Mexico. John Nichols is a non-practicing Certified Public Accountant.


Directors Whose Terms Expire in 1997

     Thomas F. Ferguson, age 59, has been a director of Devon since 1982, and is the chair of the Audit Committee. He is Managing Director of Englewood, N.V., a wholly-owned subsidiary of Kuwaiti-based Al-Futtooh Investments WLL. His 20 year association with the principals of Al-Futtooh has allowed him to represent them on the board of directors of Devon and other companies in which they invest. Those interests include investments in hotels, pharmaceuticals, an investment banking company and a venture capital fund. Mr. Ferguson is a Canadian qualified Certified General Accountant and was formerly employed by the Economist Intelligence Unit of London as a financial consultant.

     J. Larry Nichols, age 53, co-founded Devon with his father in 1969. He has been a Director since 1971, President since 1976 and Chief Executive Officer since 1980. He is also an Oversight General Partner of Blackwood & Nichols Co. He serves as a director of the Independent Petroleum Association of America and chairs its Public Lands Committee. He is president of the Domestic Petroleum Council and is also a director of the Independent Petroleum Association of New Mexico, the Oklahoma Independent Petroleum Association and the National Petroleum Council. He also serves as a director of the National Association of Manufacturers and of the Oklahoma Nature Conservancy. Mr. Nichols holds a geology degree from Princeton University and a law degree from the University of Michigan. He served as a law clerk to Mr. Chief Justice Earl Warren and Mr. Justice Tom Clark of the U.S. Supreme Court. Mr. Nichols is a member of the Oklahoma Bar Association.


              INFORMATION ABOUT EXECUTIVE OFFICERS

     The positions held by the executive officers of the Company are as follows.

     J. Michael Lacey, age 50, joined Devon as Vice President - Operations and Exploration in 1989. Prior to his employment with Devon, Mr. Lacey served as General Manager in Tenneco Oil Company's Mid-Continent and Rocky Mountain Divisions. He holds both undergraduate and graduate degrees in Petroleum Engineering from the Colorado School of Mines, is a Registered Professional Engineer and a member of the Society of Petroleum Engineers and the American Association of Petroleum Geologists.

     Darryl G. Smette, age 48, Vice President of Marketing and Administrative Planning since 1989, joined Devon in 1986 as Manager of Gas Marketing. Mr. Smette's educational background includes an undergraduate degree from Minot State College and a masters degree from Wichita State University. His marketing background includes 15 years with Energy Reserves Group, Inc./BHP Petroleum (Americas), Inc., the last position being Director of Marketing. He is also an oil and gas industry instructor approved by the University of Texas' Department of Continuing Education. Mr. Smette is a member of the Oklahoma Independent Producers Association, Natural Gas Association of Oklahoma and the American Gas Association.

     H. Allen Turner, age 43, has been responsible for Devon's investment banking activities and investor communications as Vice President of Corporate Development since 1982. In 1981 he served as Executive Vice President of Palo Pinto/Harken Drilling Programs. For the six prior years he was associated with Merrill Lynch with various responsibilities including Regional Tax Investments Manager. He is a member of the Petroleum Investor Relations Association, and serves on the Independent Petroleum Association of America Capital Markets Committee. He received his bachelor's degree from Duke University.

     William T. Vaughn, age 49, is Devon's Vice President of Finance in charge of commercial banking functions, accounting, tax and information services. Mr. Vaughn was elected in 1987 to his present position. Prior to that he was Controller of Devon from 1983 to 1987. Mr. Vaughn's prior experience includes serving as Controller with Marion Corporation for two years and employment with Arthur Young & Co. for seven years with various duties including audit manager. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Oklahoma Society of Certified Public Accountants. He is a graduate of the University of Arkansas with a Bachelor of Science degree.

     Danny J. Heatly, age 40, has been Devon's Controller since 1989. Prior to joining Devon, Mr. Heatly was associated with Peat Marwick Main & Co. in Oklahoma City for ten years with various duties including senior audit manager. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Oklahoma Society of Certified Public Accountants. He graduated with a Bachelor of Accountancy degree from the University of Oklahoma.

     Gary L. McGee, age 46, was elected Treasurer in 1983, having first served as Devon's Controller. Mr. McGee is a member of the Petroleum Accounting Society of Oklahoma City and has been active in varied accounting functions with several companies in the industry. He served as Vice President of Finance with KSA Industries, Inc., a private holding company with various interests including oil and gas exploration. Mr. McGee also held various accounting positions with Adams Resources and Energy Co. and Mesa Petroleum Company. He received his accounting degree from the University of Oklahoma.

     Marian J. Moon, age 45, was elected Corporate Secretary in 1994. Ms. Moon has served Devon in various capacities since 1984, most recently as Manager of Corporate Communications and Analysis. She has also served as Assistant Secretary with responsibilities including compliance with SEC and stock exchange regulations. Prior to joining Devon, Ms. Moon was employed for eleven years by Amarex, Inc., an Oklahoma City based oil and natural gas production and exploration firm, where she served most recently as Treasurer. Ms. Moon is a member of the Petroleum Investor Relations Association and the American Society of Corporate Secretaries. She is a graduate of Valparaiso University.



              MEETINGS AND COMMITTEES OF THE BOARD

     During 1995, the Board of Directors of the Company held four regular meetings. All directors attended (1) all of the meetings of the board of directors and (2) all of the meetings held by committees of the board on which they served. The Board of Directors has standing audit and compensation and stock option committees. It does not have a standing nominating committee.

     Mr. Ferguson is the sole member of the Company's Audit Committee. The Audit Committee meets with the Company's independent certified public accountants and reviews the consolidated financial statements of the Company on a regular basis. The functions of the Audit Committee consist of recommending independent accountants to the Board of Directors; approving the nature and scope of services performed by the inde pendent accountants and reviewing the range of fees for such services; conferring with the independent accountants and reviewing the results of their audit; reviewing the Company's accounting and financial controls; and providing assistance to the Board of Directors with respect to the corporate and reporting practices of the Company. The Board of Directors, as recommended by the Audit Committee, has selected KPMG Peat Marwick LLP to serve as the Company's independent certified public accountants for the fiscal year ending December 31, 1996, subject to ratification by the stockholders. The Audit Committee met two times during 1995.

     The compensation and stock option committee, which consists of Messrs. Gavrin (Chair) and Gellert, determines the nature and amount of compensation of all executive officers of the Company who are also directors and the amount and terms of stock options granted to all employees. In addition, this committee provides guidance to and makes recommendations to management on employee benefit programs. The compensation and stock option committee held one meeting in 1995.

                     EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information regarding annual and long-term compensation during 1993, 1994 and 1995 for the CEO and the four most highly compensated executive officers, other than the CEO, who were serving as executive officers of the Company on December 31, 1995.


                                                          Long-Term
                              Annual Compensation      Compensation<F2>
_____________________________________________________________________________________
                                                          Awards of
                                                      Options/SAR's<F3>
                                                      __________________

   Name    Principal Position               Year    Salary        Bonus      Other<F1>           All Other
                                                                                      # Shares   Compensation<F4>
_________________________________________________________________________________________________________________

J. L. Nichols     President & CEO           1995    $300,000      $200,600     --      36,000    $3,000
                                            1994    $275,000      $200,600     --      72,000    $3,000
                                            1993    $250,000      $175,600     --      40,000    $4,497
__________________________________________________________________________________________________________________
H.R. Sanders, Jr. Executive Vice President  1995    $240,710 <F5> $175,600     --      27,000    $3,000
                                            1994    $230,710 <F5> $118,988     --      54,000    $3,000
                                            1993    $220,710 <F5> $100,600     --      30,000    $4,497
__________________________________________________________________________________________________________________
J. M. Lacey       Vice President            1995    $200,000      $65,600      --      18,000    $3,000
                                            1994    $190,000      $67,618      --      36,000    $3,000
                                            1993    $178,000      $55,600      --      20,000    $4,345
__________________________________________________________________________________________________________________
H. A. Turner      Vice President            1995    $160,000      $65,600      --      18,000    $3,000
                                            1994    $155,000      $67,019      --      36,000    $3,000
                                            1993    $145,000      $50,600      --      20,000    $4,045
__________________________________________________________________________________________________________________
D. G. Smette      Vice President            1995    $160,000      $65,600      --      18,000    $3,000
                                            1994    $155,000      $67,019      --      36,000    $3,000
                                            1993    $145,000      $50,600      --      20,000    $4,045
__________________________________________________________________________________________________________________

<F1> Excludes other compensation which, in aggregate, does not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

<F2> No awards of restricted stock or payments under long-term incentive plans were made by the Company to any of the named executives in any period covered by the table.

<F3> Two option grants were made in 1994 as a result of a change in the timing of the grant dates from mid-year to year-end. One grant was made in 1995 and one was made in 1993. It is anticipated that future consideration of option grants will be made only once per year, at year-end. See "Compensation and Stock Option Committee Report on Executive Compensation -
     - Stock Options."

<F4> These amounts represent Company matching contributions to the
     Devon Energy Incentive Savings Plan.

<F5> Includes $10,710 of interest imputed at the fair market rate of 9% on a non-interest bearing note payable to Devon in the amount of $119,000 executed by Mr. Sanders and secured by a first mortgage on his home.


Option Grants in 1995

     The following table sets forth information concerning options to purchase Common Stock granted in 1995 to the five individuals named in the Summary Compensation Table. The material terms of such options appear in the following table and the footnotes thereto.

                                 Individual Grants
______________________________________________________________________________
                               Percent of Total    Exercise                      Grant Date
                  Options     Options Granted to    Price           Expiration   Present
Name              Granted<F1>  Employees in 1995   Per Share <F2>      Date      Value <F3>
________________  ___________  _________________  ______________    __________   __________
J. Larry Nichols    36,000            16.4%          $23.875        12/19/2005   $ 355,932
H. R. Sanders, Jr.  27,000            12.3%          $23.875        12/19/2005   $ 266,949
J. Michael Lacey    18,000 <F4>        8.2%          $23.875        12/19/2005   $ 177,966
H. Allen Turner     18,000 <F4>        8.2%          $23.875        12/19/2005   $ 177,966
Darryl G. Smette    18,000 <F4>        8.2%          $23.875        12/19/2005   $ 177,966
___________________________________________________________________________________________

<F1> The options, which were granted December 20, 1995, were immediately vested and exercisable.

<F2> Exercise price is the fair market value on the date of grant, determined by calculating the average of the high and low prices of Common Stock, as reported by the American Stock
     Exchange for the date of grant.

<F3> The grant date present value is an estimation of the possible future value of the option grant based upon one of the methods prescribed by the Securities and Exchange Commission, the Binomial Option Pricing Model. This model uses the past performance of a stock to predict the future value of a stock option. The following assumptions were used in the model: volatility (a measure of the historic variability of a stock price) - 38.1%; risk-free interest rate (the interest paid by short-term, risk-free investments such as U.S. Treasury bills) - 5.5% per annum; annual dividend yield - 0.5%; and, time of exercise - five years from grant date. Because the options are non-transferable, the life of the option was reduced to five years for the purposes of the model. No adjustment was made to the value for risk of forfeiture. The option value estimated using this model does not necessarily represent the value to be realized by the named officers.

<F4> 80% of the unexercised portion of such options are subject to forfeiture upon the officer's voluntary termination or termination for cause prior to December 20, 1996. This percentage decreases 20% each subsequent year. After December 20, 1999, no options are subject to forfeiture.

Aggregated Option Exercises in 1995 and Year-End Option Values

     The following table sets forth information for the five individuals named in the Summary Compensation Table concerning their exercise in 1995 of options to purchase Common Stock and the unexercised options to purchase Common Stock held by the named individuals at December 31, 1995.


                                              Number of Unexercised Options     Value of Unexercised
                                                       at 12/31/95          In-The-Money Options at 12/31/95<F2>
                                              ____________________________  ____________________________________
                 Number of Shares
                   Acquired Upon     Value
Name                  Exercise    Realized<F1>  Exercisable  Unexercisable      Exercisable  Unexercisable
- --------------   --------------   ------------  -----------  -------------      -----------  -------------
J. Larry Nichols        35,000      $241,563       169,400       12,600         $1,021,038    $ 30,713
H. R. Sanders, Jr.          --      $     --       122,600        8,400         $  565,275    $ 20,475
J. Michael Lacey            --      $     --        60,900       31,600         $  373,338    $157,100
H. Allen Turner             --      $     --        74,900       31,600         $  584,338    $157,100
Darryl G. Smette            --      $     --        68,700       31,600         $  487,363    $157,100
_________________________________________________________________________________________________________________

<F1> The value realized equals the aggregate amount of the
     excess of the fair market value (the average of the high and low prices of the Common Stock as reported by the American Stock Exchange on the exercise date) over the relevant exercise price.

<F2> The value is based on the aggregate amount of the excess of
     $25.50 (the closing price as reported by the American Stock Exchange for December 29, 1995) over the relevant exercise price for outstanding options that were exercisable and in-the-money at year-end.


Compensation Pursuant to Plans

     Long-term Incentive Plans. Prior to 1993, Devon had outstanding stock options issued to certain of its executive officers and employees under two stock option plans adopted in 1987 and 1988 (the "1987 Plan" and the "1988 Plan"). During 1993, all remaining options outstanding under the 1987 Plan were exercised. Also during 1993 the 1988 Plan was canceled. Options granted under the 1988 Plan remain exercisable by the employees owning such options, but no new options will be granted under the 1988 Plan. At December 31, 1995, 14 participants held options granted under the 1988 Plan.

     Effective June 7, 1993, Devon adopted the Devon Energy
Corporation 1993 Stock Option Plan (the "1993 Plan") and reserved one million shares of Common Stock for issuance thereunder to key management and professional employees.

     The exercise price of incentive stock options granted under the 1993 Plan may not be less than the estimated fair market value of the stock on the date of grant, plus 10% if the grantee owns or controls more than 10% of the total voting stock of Devon prior to the grant. The exercise price of nonqualified options granted under the 1993 Plan may not be less than 75% of the fair market value of the stock on the date of grant. Options granted are exercisable during a period established for each grant, which period may not exceed 10 years from the date of grant. Under the 1993 Plan, the grantee must pay the exercise price in cash or in Common Stock, or a combination thereof, at the time the option is exercised. The 1993 Plan expires on April 25, 2003. As of December 31, 1995, 18 participants held options granted under the 1993 Plan.

     The Company has no other plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year.

     Retirement Plan. Devon maintains a defined benefit retirement plan (the "Plan") which provides benefits based upon past and future employment service with Devon. Each eligible employee who retires is entitled to receive annual retirement income, computed as a percentage of final average compensation, (which consists of salaries, wages, and bonuses), and credited years of service up to 25 years. Contributions by employees are neither required nor permitted under the Plan and no benefit accrues after an employee reaches age 70. Benefits are computed based on straight-life annuity amounts and are reduced by Social Security payments. All of the executive officers except John W. Nichols participate in the Plan.

     The following table illustrates estimated annual benefits payable upon retirement under the Plan to employees in specified compensation and years of service classifications assuming a normal retirement in 1995 at age 65.

                                     Years of Service
                           ___________________________________________
Final Average Compensation           15         20         25
- --------------------------    -----------   ---------   ---------
 $50,000                         $10,000     $16,400      $22,900
 $100,000                        $25,800     $38,800      $51,800
 $150,000                        $45,300     $64,800      $84,300
_______________________________________________________________________

     The maximum annual compensation that can be considered is $150,000, subject to adjustments in accordance with regulations of the Internal Revenue Service. Accordingly, only $150,000 of compensation for each of J. Larry Nichols, H. R. Sanders, Jr., J. Michael Lacey, H. Allen Turner and Darryl G. Smette is considered by the Plan.

     The following table sets forth the credited years of service under Devon's Plan for each of the five individuals named in the Summary Compensation Table.


                                          Credited
                                       Years of Service
     Name of Individual             (Through December 31, 1995)

     J. Larry Nichols                  25 years
     H. R. Sanders, Jr.                14 years
     J. Michael Lacey                   6 years
     H. Allen Turner                   14 years
     Darryl G. Smette                   9 years

     Supplemental Retirement Plan. Effective July 1, 1995, Devon established a nonqualified deferred compensation plan (the "Supplemental Plan"), the purpose of which is to provide supplemental retirement income to certain selected key management and highly compensated employees. An employee must be selected by the Compensation and Stock Option Committee in order to be eligible for participation in the Supplemental Plan. All of the executive officers except John W. Nichols have been selected to participate in the Supplemental Plan. Each eligible participant's supplemental retirement income will equal the difference, if any, between 65% of his final average compensation, (the average of the highest three consecutive year's compensation out of the last ten), multiplied by a fraction, the numerator of which is his credited years of service (not to exceed 20) and the denominator of which is 20 (the denominator is 16 for H. R. Sanders, Jr.), less any offset amounts. Offset amounts are (i) retirement benefits payable to the participant under the Plan, (ii) benefits due to the participant under Social Security, and (iii) any benefits which are paid to the participant under the Company's long-term disability plan. The Supplemental Plan is currently unfunded.

Employment Agreements

     Pursuant to severance agreements, each of the five individuals named in the Summary Compensation Table is entitled to certain compensation ("Severance Payment") in the event that his employment with the Company is terminated (a) within one year of the acquisition by the Company of reserves or assets which result in the reserves or assets of the Company increasing by at least 20% or (b) within two years of a change in control of the Company. "Change of control" is defined in the agreements as being an event which results in an entity or group acquiring either (i) 30% or more of the Company's outstanding voting securities, or (ii) less than 30% of the outstanding voting securities, but which a majority of the Board of Directors determines has caused a change in control. In either case the Severance Payment would be approximately equal to two times the individual's annual compensation.

     The Company also has a severance agreement with Mr. William
T. Vaughn, Vice President of Finance, with terms identical to the above-referenced severance agreements. The Company has no other employment agreements with any of its executive officers.

Director Compensation

     Non-management directors of Devon receive an annual retainer of $16,000, payable quarterly, plus $750 for each Board meeting attended. Also, directors serving as chairmen of the standing committees of the Board of Directors receive an additional $1,000 per year. Non-management directors serving as members of these two committees receive $300 per meeting attended. John W. Nichols, Chair of the Board, received $180,600 in 1995 as payment for his services as director and as Chair of the Board.

Compensation and Stock Option Committee Report on Executive
Compensation

     The compensation and stock option committee of the Board of Directors (the "Committee") establishes the general compensation policies of the Company. The Committee meets in November or December of each year to establish specific compensation levels for the Chief Executive Officer ("CEO"), the Executive Vice President ("EVP"), the Chair of the Board and to review the executive officers' compensation generally. (The compensation for executive officers other than the CEO, EVP and Chair of the Board is determined by the CEO and EVP.)

     The Committee's goal in setting executive compensation is to motivate, reward and retain management talent who support the Company's goals of increasing absolute and per share growth for shareholders. This goal is carried out through awards of base salary, annual cash bonuses and stock options.

     The Committee generally believes that the total cash compensation of its CEO, EVP and other executive officers should be similar to the total cash compensation of similarly situated executives of peer group public companies within the oil and gas industry. Further, a significant portion of the complete compensation package should be tied to the Company's success in achieving long-term growth in earnings, cash flow, reserves and stock price per share.

     Base Salary. A competitive base salary is considered vital to support the continuity of management and is consistent with the long-term nature of the oil and gas business. The Committee believes that the base salaries of the executive officers should be similar to the base salaries of executive officers of similar companies within the oil and gas industry. Therefore, no performance criteria are applied to the base salary portion of the total compensation. Performance of the Company versus its peers is, however, given significant weight in the cash bonus and stock option portions of total compensation.

     The CEO's base salary for 1995 was based upon information available to the Committee at its December, 1994 meeting. At that meeting the Committee established a peer group of 17 companies to which Devon should be compared. This peer group included companies which are similar to Devon in total revenues, balance sheet ratios, oil and gas reserves and overall oil and gas operations. (The industry group index in the Performance Graph included in this Proxy Statement includes, but is not limited to, the companies used for this compensation analysis. In its analysis, the Committee specifically focused on those companies that are most similar to Devon in size, financial structure and operations, believing that the most direct comparisons would not necessarily include all of the more than 200 companies included in the industry group index used for the Performance Graph.)

     A review of the base salaries for the highest-paid executive at each of these peer companies revealed that the 1994 base salary of Devon's CEO was at the low end of the range of all base salaries in the group, and only 74% of the average base salary for the group. As a result of this finding, the Committee increased Devon's CEO's base salary for 1995 by 9% to improve his base salary in relationship to the peer group.

     The Committee used similar criteria to evaluate the base salary for Devon's EVP. However, the EVP's base salary was a somewhat higher percentage than that of the CEO in relationship to the peer group. While the EVP's base salary was at the low end of the range of all base salaries for the second-highest paid executives in the peer group, it was 85% of the average base salary. As a result of this finding the Committee increased the EVP's base salary by 4% to keep his base salary competitive with the group.

     The Committee advised the CEO and EVP that similar criteria should be used to evaluate the base salaries of the other executive officers of the Company.

     Cash Bonuses. The Committee believes that the officers' cash bonuses should be tied to Devon's success in achieving growth in comparison to those of the Company's industry peers and to the individual officers' contribution to such success. Cash bonuses for calendar year 1995 were set at the December, 1995 Committee meeting. In setting the cash bonus for the CEO for the calendar year 1995, the Committee established a peer group of 16 oil and gas companies to which Devon should be compared. (This peer group was the same as the 17 companies used for the prior year comparison, except that one company on the prior year's list was merged into another company.)

     The Committee reviewed Devon's growth of the last three years compared with the peer group average on a number of different measures, notably change in earnings per share, cash flow per share, reserves per share and stock price. In all of these categories, Devon's performance was materially superior to the peer group's performance. As a result of this analysis, the Committee awarded the CEO a cash bonus of $200,000. This award resulted in his total compensation for 1995 being 93% of the average total 1994 compensation for the highest-paid executives at each of the companies in the peer group.

     The Committee used the same criteria to evaluate the cash bonus for the EVP. In addition, the Committee recognized the EVP's individual contribution to certain transactions completed in 1995. As a result of this analysis the Committee awarded him a cash bonus of $175,000. This award resulted in his total compensation for 1995 being 114% of the average total 1994 compensation for the second highest-paid executives of companies in the peer group.

     The Committee advised the CEO and EVP that similar criteria should be used in establishing cash bonuses for the other executive officers.

     Stock Options. The Committee desires to reward key management and professional employees for long-term strategic management practices and enhancement of shareholder value through the award of stock options. Stock options are granted at an option price equal to the fair market value of the Common Stock on the grant date. The grant of these options and the optionees' holdings of unexercised options and/or ownership of exercised option shares is designed to closely align the interests of the executive officers with those of the shareholders. The ultimate value of the stock options will depend on the continued success of the Company, thereby creating a continuing incentive for executive officers to perform long after the initial grant.

     Stock options were awarded to the CEO, EVP and other executive officers in December, 1995.

     The award of options is based generally upon the same criteria as that used for the award of cash bonuses; that is, more options are awarded if the Company performs well in relationship to its peers, and less or none are awarded if the Company does not perform well. In addition, the Committee wants to encourage executives to maintain ownership of Company stock and/or unexercised options. Although there are no specific ownership criteria used in awarding options, long-term ownership is viewed favorably. The Committee noted that Devon's officers as a group still retain over 75% of all options granted to them. The sole option exercised by an officer in 1995 was held for nearly five years and was about to expire.

     The Committee generally seeks to award no more than 1% of the outstanding shares in any one year, and further desires to keep the total number of shares under option and available for option to less than 10% of the total shares outstanding. As of December 31, 1995, there were 1,028,900 shares under option and 337,200 shares available for option, which were 4.7% and 1.5%, respectively, of the total shares outstanding.

     Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to any one executive officer, unless certain requirements are met. The Committee presently intends that all compensation paid to executive officers will meet the requirements for deductibility under Section 162(m). However, the Committee may award compensation which is not deductible under
Section 162(m) if it believes that such awards would be in the best interest of the Company or its shareholders.

     No Present Intention to Submit a Compensation Plan to the
Shareholders. The Committee has no present intention of submitting a compensation plan to the shareholders for approval which would result in the issuance of more than 5% of the Company's outstanding Common Stock.

     We believe that the Company has an appropriate compensation structure which properly rewards and motivates its executive officers to build shareholder value.

As to Compensation to           As to Compensation to Executive Officers
the CEO and EVP                 other than the CEO and EVP

David M. Gavrin, Chair                  J. Larry Nichols
Michael E. Gellert                      H. R. Sanders, Jr.

Compensation Committee Interlocks

     The Compensation Committee is composed of two independent, non-employee directors, Mr. Gavrin and Mr. Gellert. These directors have no interlocking relationships as defined by the Securities and Exchange Commission.

Performance Graph

     The following performance graph compares the Company's cumulative total stockholder return on its Common Stock for the five-year period from December 31, 1990 to December 31, 1995, with the cumulative total return of the Standard & Poor's 500 stock index and the Stock Index by Standard Industrial Classification Code ("SIC Code") for Crude Petroleum and Natural Gas. The SIC Code for Crude Petroleum and Natural Gas is 1311. The identities of the 200+ companies included in the index will be provided upon request.

                    CUMULATIVE TOTAL RETURN*
            THE COMPANY, S&P 500, AND SIC CODE INDEX
              FOR CRUDE PETROLEUM AND NATURAL GAS


                               FISCAL YEAR ENDING
             ___________________________________________________
COMPANY           1990    1991   1992    1993    1994    1995

DEVON ENERGY CP    100   77.17  130.43  180.09  160.31  225.21
INDUSTRY INDEX     100  104.41   99.14  118.12  123.79  136.14
BROAD MARKET       100  130.48  140.46  154.62  156.66  215.54


Assumes $100 invested on December 31, 1990 in Devon Energy
Corporation Common Stock, S&P 500 Index and SIC Code Index for
Crude Petroleum and Natural Gas.

*Total return assumes reinvestment of dividends.


                      CERTAIN TRANSACTIONS

     In 1986, H. R. Sanders, Jr., Executive Vice President and a director of Devon, executed a non-interest bearing note in favor of Devon in the principal amount of $125,000, to evidence his borrowings from Devon. This note, which was executed as part of Mr. Sanders' employment agreement with Devon, was made on terms favorable to him to induce him to move to Oklahoma City. The employment agreement was entered into on February 8, 1981 and expired December 31, 1987. The note, which is due on demand, is secured by a first mortgage on Mr. Sanders' personal residence. As of December 31, 1995, the outstanding balance of the note was $119,000.

                 INDEPENDENT PUBLIC ACCOUNTANTS

     Subject to ratification by the stockholders, the Board of Directors of the Company has selected KPMG Peat Marwick LLP as the Company's independent certified public accountants for fiscal year 1996. That firm has served as the Company's auditors since 1981.

     The Board of Directors recommends a vote "FOR" the ratification of the appointment of KPMG Peat Marwick LLP.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting. They will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

              SUBMISSION OF STOCKHOLDER PROPOSALS

     Any stockholder desiring to present a proposal for action at the 1997 Annual Meeting of Stockholders of the Company must present the proposal to the Secretary of the Company not later than December 19, 1996. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 will be included in the Company's proxy statement for the 1997 Annual Meeting. No stockholder proposals were received by the Company for inclusion in this proxy statement.


                          OTHER MATTERS

     The Board of Directors of the Company knows of no other matter to come before the Meeting other than that set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters should properly come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxies as they deem advisable in accordance with their best judgment.

     Your cooperation in giving this matter your immediate attention and in returning your Proxy promptly will be appreciated.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              Marian J. Moon
                              Corporate Secretary

April 25, 1996

                    DEVON ENERGY CORPORATION

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned stockholder of Devon Energy Corporation, an Oklahoma corporation, hereby nominates and appoints John W. Nichols and J. Larry Nichols, or either of them, with full power of substitution, as true and lawful agents and proxies to represent the undersigned and vote all shares of stock of Devon Energy Corporation owned by the undersigned in all matters coming before the Annual Meeting of Stockholders (or any adjournment thereof) of Devon Energy Corporation to be held in the Community Room (Mezzanine Floor), Bank of Oklahoma on Tuesday, June 11, 1996, at 1:00 p.m., local time. The Board of Directors recommends a vote "FOR" the matters set forth on the reverse side.

     PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE
ENCLOSED ENVELOPE.

           CONTINUED AND TO BE SIGNED ON REVERSE SIDE


/X/ Please mark votes as in this example.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER
SPECIFIED BELOW BY THE STOCKHOLDER. TO THE EXTENT CONTRARY
SPECIFICATIONS ARE NOT GIVEN, THIS PROXY WILL BE VOTED "FOR" THE
NOMINEES LISTED IN ITEM 1 AND "FOR" ITEM 2.

1.  ELECTION OF DIRECTORS

Nominees:  Michael E. Gellert and H. R. Sanders, Jr.

   FOR             WITHHELD
  [   ]            [      ]

  [   ]______________________________________________________
You may withhold your vote for a particular nominee by marking this box and naming the nominee for which your vote is being withheld.

2.  RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE
INDEPENDENT PUBLIC ACCOUNTANTS OF DEVON ENERGY CORPORATION FOR
1996.

   FOR         AGAINST        ABSTAIN
   [  ]         [   ]          [   ]

3.  OTHER MATTERS:

       In their discretion, to vote with respect to any other matters that may come before the meting or any adjournment thereof, including matters incident to its conduct.

I RESERVE THE RIGHT TO REVOKE THE PROXY AT ANY TIME BEFORE THE
EXERCISE THEREOF.

Please sign exactly as your name appears at left, indicating your official position or representative capacity, if applicable. If shares are held jointly, each owner should sign.

Signature: ________________________________  Date _______

Signature:  ________________________________  Date_______